Exhibit 99.1

INTELSAT, LTD.

SUPPLEMENTAL DISCLOSURE STATEMENT

DATED JUNE 30, 2006

In this disclosure statement, unless otherwise indicated or the context otherwise requires, all references to (1) the terms “we,” “us,” “our” and “the company” refer to Intelsat, Ltd. and its subsidiaries on a consolidated basis after giving effect to the Transactions (as defined below), including with respect to the presentation of our backlog data, (2) the term “Prior Intelsat” refers to Intelsat, Ltd. and its existing subsidiaries on a consolidated basis prior to giving effect to the Transactions, (3) the term “Intelsat Bermuda” refers to Intelsat (Bermuda), Ltd., Intelsat, Ltd.’s direct wholly owned subsidiary, (4) the term “Intelsat Sub Holdco” refers to Intelsat Subsidiary Holding Company, Ltd., Intelsat Bermuda’s indirect wholly owned subsidiary, (5) the term “Intelsat Holdings” refers to Intelsat, Ltd.’s parent, Intelsat Holdings, Ltd., (6) the term “PanAmSat” refers to PanAmSat Holding Corporation and its subsidiaries on a consolidated basis, (7) the term “PanAmSat Holdco” refers to PanAmSat Holding Corporation and (8) the term “PanAmSat Opco” refers to PanAmSat Corporation.

On January 28, 2005 Intelsat, Ltd. was acquired by Intelsat Holdings as part of a series of transactions referred to as the Acquisition Transactions. In connection with the Acquisition Transactions, on January 28, 2005 Intelsat Bermuda established a new $300 million revolving credit facility and a new $350 million term loan facility, referred to together as the senior secured credit facilities, and issued $1 billion of floating rate senior notes due 2012, $875 million of 8 1/4% senior notes due 2013 and $675 million of 8 5/8% senior notes due 2015, referred to collectively as the acquisition finance notes.

Following the Acquisition Transactions, Intelsat, Ltd. formed a new wholly owned subsidiary, Zeus Special Subsidiary Limited, and Intelsat Bermuda formed a new wholly owned subsidiary, Intelsat Sub Holdco. On February 11, 2005, Zeus Special Subsidiary Limited issued $478.7 million aggregate principal amount at maturity of 9 1/4% senior discount notes due 2015, referred to as the discount notes, with Intelsat, Ltd. as co-obligor. Following the issuance of the discount notes, on March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to Intelsat Sub Holdco and Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Bermuda, including the acquisition finance notes. Intelsat Bermuda also became a guarantor of the senior secured credit facilities and the acquisition finance notes. Zeus Special Subsidiary Limited amalgamated with Intelsat Bermuda, and Intelsat Bermuda became an obligor of the discount notes. These transactions that followed the Acquisition Transactions are collectively referred to as the Transfer Transactions.

Upon the closing of the PanAmSat Acquisition Transactions (as defined below), approximately 93.4% of Intelsat Holdings’ common equity is expected to be owned by the Investors. Investors include funds advised by or associated with Apax Partners Worldwide LLP and Apax Partners, L.P., referred to jointly as Apax Partners, Apollo Management V, L.P., referred to as Apollo, MDP Global Investors, Limited, referred to as MDP Global, and Permira Advisers LLC, referred to as Permira. Each of Apax Partners, Apollo, MDP Global and Permira is referred to as a Sponsor and the funds advised by or associated with each Sponsor are referred to as an Investor group. The Investor groups collectively are referred to as the Investors.

The Transactions

The PanAmSat Acquisition Transactions

On August 28, 2005, Intelsat Bermuda entered into a Merger Agreement, referred to as the Merger Agreement, with PanAmSat Holdco and Proton Acquisition Corporation, a wholly owned subsidiary of Intelsat Bermuda and referred to as Merger Sub. Pursuant to the Merger Agreement, Intelsat Bermuda agreed to acquire PanAmSat Holdco for total cash consideration of approximately $3.2 billion, with the stockholders of PanAmSat Holdco generally being entitled to receive $25.00 per common share (plus a pro rata share of undeclared regular quarterly dividends, if any, for the quarter in which the acquisition is consummated). Merger Sub was newly formed for the purpose of consummating the PanAmSat Acquisition Transactions and currently has no independent operations or assets. As part of this transaction, approximately $3.2 billion in existing debt of PanAmSat Holdco and its subsidiaries will either be refinanced or remain outstanding.

In connection with, and in order to effect, the transactions contemplated by the Merger Agreement and the related financing, the following transactions have occurred or are expected to occur:

•	Intelsat Bermuda has created a new direct wholly owned subsidiary, Intelsat Intermediate Holding Company, Ltd., referred to as Intermediate Holdco;

•	Intelsat Bermuda will transfer substantially all its assets (other than the capital stock of Merger Sub) and liabilities (including Intelsat Bermuda’s discount notes) to Intermediate Holdco; and

•	Merger Sub will merge with PanAmSat Holdco, with PanAmSat Holdco continuing as the surviving corporation and being a direct wholly owned subsidiary of Intelsat Bermuda. Upon completion of this merger, referred to as the Merger Transaction, PanAmSat Holdco’s equity holders immediately prior to the merger will cease to hold shares or other equity interests in PanAmSat Holdco.

The Merger Agreement contains customary provisions regarding representations and warranties and covenants regarding the conduct of business prior to the closing of the Merger Transaction. In addition, the Merger Transaction is subject to a number of conditions that must be satisfied or waived, including the absence of any governmental order that prohibits the Merger Transaction or any law that prohibits or makes illegal the Merger Transaction, before each party is obligated to effect the Merger Transaction. The obligations of Intelsat Bermuda and Merger Sub to consummate the Merger Transaction are subject to the satisfaction or waiver of a number of additional conditions, including receipt of all required regulatory approvals, the consummation of the debt financings described above or other satisfactory financing, the absence of any change, development, event, condition occurrence or effect that, individually or in the aggregate would reasonably be expected to have a material adverse effect on PanAmSat Holdco and the truth and accuracy of representations and warranties. Under the Merger Agreement, Intelsat Bermuda and PanAmSat Holdco are required to cooperate with each other in order to take all actions to meet necessary regulatory requirements.

The net proceeds of the $2.34 billion senior notes due 2013 and 2016 being offered by Intelsat Bermuda, referred to as the New Intelsat Bermuda Notes, the net proceeds of the

$525 million senior notes due 2016 being offered by PanAmSat Opco, referred to as the New PanAmSat Notes, a borrowing by Intelsat Bermuda under a new $600.0 million senior unsecured credit facility and available cash on hand of Intelsat Bermuda and PanAmSat Holdco and their respective subsidiaries will be used to consummate the PanAmSat Acquisition Transactions and to pay related fees and expenses and to fund the purchase of PanAmSat Holdco’s 10 3/8% Senior Discount Notes due 2014 tendered in the tender offer, described below, plus related fees. In connection with the PanAmSat Acquisition Transactions, Intelsat Sub Holdco will amend and restate its senior secured credit facilities to change certain of the terms thereunder. Intelsat Sub Holdco’s senior secured credit facilities will consist of a $344.8 million senior secured term loan facility with a seven-year maturity and a $300 million senior secured revolving credit facility with a six-year maturity. In addition, PanAmSat Opco will amend and restate its senior secured credit facilities to change certain of the terms thereunder. PanAmSat Opco’s senior secured credit facilities will consist of a $250.0 million revolving credit facility with a six-year maturity, an $356.0 million Term Loan A-3 Facility with a six-year maturity and a $1,630.9 million Term Loan B-2 Facility with a seven and one half-year maturity.

Consummation of the PanAmSat Acquisition Transactions is expected to result in a change of control under the indenture governing PanAmSat Opco’s currently outstanding 9% Senior Notes due 2014, giving the holders of these notes the right to require the issuer thereof to repurchase these notes at the price stated in the indenture therefor. Intelsat Bermuda has obtained commitments from certain financial institutions to provide us with necessary funding to make such repurchases, should we be required to do so. These commitments, however, are subject to the satisfaction or waiver of certain customary conditions. Except where explicitly stated otherwise herein, or where the context otherwise requires, the information in this disclosure statement, including all financial and pro forma information, assumes that holders do not exercise their rights to have PanAmSat Opco repurchase their notes upon such change of control resulting from the Merger Transaction. In the event PanAmSat Opco were required to make such a repurchase, we do not believe such repurchase would substantially increase our outstanding indebtedness. As discussed below, PanAmSat Holdco commenced a tender offer to purchase any and all of its outstanding 10 3/8% discount notes.

In connection with the closing of the PanAmSat Acquisition Transactions, our parent, Intelsat Holdings, agreed to enter into share-based compensation arrangements under its existing 2005 Share Incentive Plan with certain directors, officers and key employees of Intelsat, PanAmSat and their respective subsidiaries. In the aggregate, these arrangements will provide for the issuance by Intelsat Holdings of its shares equal to approximately 3.8% of the equity of Intelsat Holdings.

The transactions described above, including the Merger Transaction, the funding transactions, these share-based compensation arrangements and the use of cash on hand, are referred to collectively in this disclosure statement as the PanAmSat Acquisition Transactions.

The Government Business Merger

Concurrently with or shortly following consummation of the PanAmSat Acquisition Transactions, we expect that Intelsat General Corporation, a wholly-owned indirect subsidiary of Intelsat Sub Holdco and referred to as IGen, will acquire G2 Satellite Solutions Corporation, a subsidiary of PanAmSat Opco and the government services business of PanAmSat, for cash consideration in the amount of approximately $73 million by means of a merger in which G2 Satellite Solutions Corporation will merge into IGen with IGen continuing as the surviving entity. We refer to this transaction as the Government Business Merger. The $73 million purchase price will be adjusted to reflect any government contracts that cannot be assigned to IGen.

Other Intercompany Transactions

Concurrently with or shortly following consummation of the PanAmSat Acquisition Transactions, we expect that substantially all of the employees of Intelsat Global Service Corporation will be transferred to PanAmSat Opco pursuant to an employee transfer agreement and that substantially all of the Intelsat entities and substantially all of the PanAmSat entities will enter into a master intercompany services agreement pursuant to which certain PanAmSat entities and Intelsat entities will provide services to each other. In each case, services will be provided on terms that are not materially less favorable to each party than are available on an arms’ length basis and on terms that the board of directors of each of Intelsat Bermuda and PanAmSat Holdco determine to be fair. We refer to these transactions as the Other Intercompany Transactions.

The Tender Offer and Consent Solicitation

On May 30, 2006, PanAmSat Holdco commenced a tender offer, referred to as the Tender Offer, to purchase any and all of its outstanding $416.0 million aggregate principal amount at maturity ($289.5 million accreted principal amount at March 31, 2006) 10 3/8% discount notes for cash. In connection with the Tender Offer, PanAmSat Holdco also solicited the consent of the holders of the 10 3/8% discount notes to amend the indenture governing the 10 3/8% discount notes to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in that indenture. The amendment to the indenture governing the 10 3/8% discount notes was approved by the requisite holders of the 10 3/8% discount notes on June 14, 2006 and as of the date of this offering memorandum, the holders of approximately 99.65% of the outstanding 10 3/8% discount notes have tendered their notes.

Withdrawal and revocation rights with respect to the tendered 10 3/8% discount notes and delivered consents expired on June 14, 2006. The Tender Offer remains open and is scheduled to expire on June 30, 2006, unless extended, referred to as the Expiration Date.

The Tender Offer is conditioned upon, among other things, the substantially simultaneous closing of the PanAmSat Acquisition Transactions, including the related funding transactions. Nothing in this disclosure statement should be construed as an offer to purchase any outstanding 10 3/8% discount notes, as the Tender Offer is made solely to the recipients of an Offer to Purchase and Consent Solicitation Statement of PanAmSat Holdco, dated May 30, 2006, upon the terms and subject to the conditions set forth therein. If any 10 3/8% discount notes are not tendered to PanAmSat Holdco in the Tender Offer, those debt obligations will remain outstanding obligations of PanAmSat Holdco.

Intelsat Bermuda Intercompany Loan

Intelsat Bermuda will extend to PanAmSat Holdco or Merger Sub one or more intercompany loans, referred to as the Intelsat Bermuda Intercompany Loan, in an aggregate principal amount at the time of borrowing equal to approximately $1,282.5 million, the proceeds of which will be used by PanAmSat Holdco or Merger Sub to fund a portion of the purchase price of the PanAmSat acquisition and to fund the purchase of the 10 3/8% discount notes tendered in the Tender Offer, plus related fees, referred to collectively as the Tender Amount.

The PanAmSat Acquisition Transactions, the Government Business Merger, the Other Intercompany Transactions, the Tender Offer and the Intelsat Bermuda Intercompany Loan are referred to collectively in this disclosure statement as the Transactions.

Post-closing Transactions

Upon or shortly following the consummation of the PanAmSat Acquisition Transactions, we intend to rename PanAmSat Holdco, PanAmSat Opco and certain of their subsidiaries. We intend to rename PanAmSat Holdco and PanAmSat Opco as Intelsat Holding Corporation and Intelsat Corporation, respectively.

In addition, Intelsat Bermuda intends to create a new direct wholly owned subsidiary that will directly and indirectly own all of the equity of one or more newly formed subsidiaries, each such subsidiary to be organized in a jurisdiction outside of the United States. Following the consummation of the PanAmSat Acquisition Transactions, Intelsat Bermuda intends to effect the contribution of the Intelsat Bermuda Intercompany Loan and, upon receipt of any applicable FCC and other regulatory approvals, Intelsat Bermuda intends to effect the contribution of the stock of PanAmSat Holdco, in each case to one of the newly formed subsidiaries which will become the parent of PanAmSat Holdco. Following consummation of these transactions, PanAmSat Holdco will become an indirect subsidiary of Intelsat Bermuda.

These name changes, the creation of these new subsidiaries and Intelsat Bermuda’s contribution of the Intelsat Bermuda Intercompany Loan and the stock of PanAmSat Holdco are referred to collectively as the Post-closing Transactions. Except where explicitly stated otherwise herein, or where the context otherwise requires, the information in this disclosure statement, including all financial and pro forma information, does not give effect to the Post-closing Transactions.

Integration Plans

We intend to adopt a “one company” operating philosophy, and expect to fully integrate PanAmSat’s operations with ours. The goal of our integration plan for the acquisition of PanAmSat is to identify the best operational alternatives that allow us to maintain or increase customer service while also generating targeted levels of cost savings. We currently expect complete functional integration within the first 12 to 18 months following closing. Over the course of the integration process, we plan to reduce costs through consolidating facilities, implementing improved operating processes and reducing combined headcount by more than a quarter. We believe we will achieve the majority of our cost savings in the areas of satellite operations, customer operations, engineering and general administrative functions, where the scale of the combined business provides opportunities to leverage our existing infrastructure.

We intend to complete a two-phase integration process. In the first phase, which we aim to complete within 12 months following the acquisition of PanAmSat, we will integrate all general and administrative functions. During the second phase, we will complete the transition of all of our satellite operations and customer operations into Prior Intelsat’s facilities in the Washington D.C. area, Georgia and southern California. After the integration process is completed, we expect to realize approximately $92 million in annual operating cost savings. In addition to these operating cost savings, we expect to derive significant capital expenditure savings of approximately $400 million from 2006 to 2011 by combining the capacity of the two fleets.

In order to achieve these expected annual savings, we believe it will be necessary to incur approximately $180 million in one-time expenditures. Approximately $91 million of these costs are expected to relate to relocation, retention, severance and other costs projected to be incurred to achieve a fully integrated and reduced workforce. We believe approximately $53 million of these costs will be incurred to achieve the projected cost savings for satellite, communications and commercial operations, including the integration of satellite control facilities of both companies. Other projected transition costs are expected to include system integration costs, professional fees and costs associated with early termination of existing leases and other binding commitments.

Summary Historical and Pro Forma Consolidated Financial Data

As a result of the Acquisition Transactions, Prior Intelsat’s financial results for 2005 have been separately presented in our consolidated financial statements for the “Predecessor Entity” for the period January 1, 2005 through January 31, 2005 and for the “Successor Entity” for the periods February 1, 2005 through March 31, 2005 and February 1, 2005 through December 31, 2005. We have combined the 2005 Predecessor Entity and Successor Entity periods into a combined period from January 1, 2005 through December 31, 2005 and a combined period from January 1, 2005 through March 31, 2005 in the summary historical and pro forma consolidated financial data below, as we believe this combination is more useful to explain our results of operations. This presentation is not a GAAP measure and it is provided to enhance the reader’s understanding of our results of operations for the period presented.

The summary historical consolidated statement of operations data and cash flow data for each of the years in the two-year period ended December 31, 2004 and the consolidated balance sheet data as of December 31, 2003, 2004 and 2005 have been derived from Prior Intelsat’s audited consolidated financial statements which have been prepared in accordance with U.S. GAAP. The consolidated statement of operations data and cash flow data for the three months ended March 31, 2006 and the consolidated balance sheet data as of March 31, 2006 are derived from prior Intelsat’s unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full year or any future reporting period.

The summary unaudited condensed consolidated pro forma financial information for the twelve months ended March 31, 2006 has been derived from the unaudited pro forma consolidated financial information for the year ended December 31, 2005 and for the three months ended March 31, 2005 and 2006 included in this disclosure statement under “Unaudited Pro Forma Condensed Consolidated Financial Information.” The unaudited pro forma consolidated statement of operations data has been adjusted to give effect to the Transactions as if these events had occurred on January 1, 2005. The unaudited pro forma consolidated balance sheet data reflects our financial position as if the Transactions had occurred as of March 31, 2006.

The summary unaudited pro forma consolidated financial data is for informational purposes only and does not purport to present what our results of operations and financial condition would have been had these transactions actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date. The information presented herein does not give effect to the Post-closing Transactions.

	Prior Intelsat					Intelsat
	Years ended December 31,			Three Months Ended March 31,		Pro Forma Year Ended December 31, 2005	Pro Forma Twelve Months Ended March 31, 2006 (2)
	2003	2004	2005 (1)	2005 (1)	2006
	(dollars in thousands)
Consolidated Statement of Operations Data:
Revenue	$946,118	$1,043,906	$1,171,483	$293,174	$280,446	$2,054,374	$2,045,031
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	132,172	178,253	243,547	70,776	55,111	382,818	365,413
Selling, general and administrative	129,456	152,111	194,601	81,924	39,814	296,597	249,859
Depreciation and amortization	400,485	457,372	573,513	135,137	154,604	906,780	916,525
IS-10-01 termination costs	(3,000)	—	—	—	—	—	—
Impairment of assets (3)	—	84,380	69,227	69,227	—	69,227	—
Restructuring costs	(837)	6,640	263	263	—	4,557	921
Gain on undesignated interest rate swap	—	—	—	—	—	(6,611)	(19,851)

Total operating expenses	658,276	878,756	1,081,151	357,327	249,529	1,653,368	1,512,867

Operating income (loss) from continuing operations	287,842	165,150	90,332	(64,153)	30,917	401,006	532,164
Interest expense	99,002	143,399	390,200	81,205	109,473	1,037,069	1,027,034
Interest income	(1,972)	(4,530)	(9,703)	(1,283)	(3,352)	(9,703)	(11,772)
Other (income) expense, net	(18,556)	2,384	7,947	(410)	5,411	7,947	13,768

Income (loss) from continuing operations before income taxes	209,368	23,897	(298,112)	(143,665)	(80,615)	(634,307)	(496,866)
Provision (benefit) for income taxes	26,129	18,647	27,172	7,986	9,495	(51,613)	(35,079)

Income (loss) from continuing operations	183,239	5,250	(325,284)	(151,651)	(90,110)	(582,694)	(461,787)
Loss from discontinued operations, net of tax and minority interest	(2,120)	(43,929)	—	—	—	—	—

Net Income (loss)	$181,119	$(38,679)	$(325,284)	$(151,651)	$(90,110)	$(582,694)	$(461,787)

Consolidated Cash Flow Data:
Net cash provided by operating activities	$601,209	$659,117	$505,012	$105,931	$24,489
Net cash (used in) provided by investing activities	(966,525)	(654,444)	(75,187)	52,112	(21,479)
Net cash provided by (used in) financing activities	955,820	(415,829)	(216,873)	(4,495)	(4,295)

	Years ended December 31,			Three Months Ended March 31, 2006	Pro Forma Year Ended December 31, 2005	Pro Forma Twelve Months Ended March 31, 2006 (2)
	2003	2004	2005 (1)
	(dollars in thousands)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$576,793	$141,320	$360,070	$359,005
Satellites and other property and equipment, net	3,262,870	3,637,357	3,327,341	3,209,445
Total assets	5,097,304	4,794,256	5,294,444	5,162,113

Intelsat, Ltd. Other Data:
Capital expenditures	$202,781	$288,589	$133,507	$21,479		$391,044
Backlog (at period end)	$3,558,227	$3,964,700	$3,828,688	$3,799,018		$8,253,584
Number of satellites (at period end)	23	27	28	27		50

Intelsat Bermuda Pro Forma Data (balance sheet data at period end):
Intelsat Bermuda Adjusted EBITDA (4)					$1,605,836	$1,609,552
Debt (principal amount) (5)						9,722,967
Net Debt (6)						9,475,001
Cash Interest Expense (7)						861,758
Ratio of Debt to Intelsat Bermuda Adjusted EBITDA						6.0	x
Ratio of Net Debt to Intelsat Bermuda Adjusted EBITDA						5.9	x
Ratio of Intelsat Bermuda Adjusted EBITDA to Cash Interest Expense						1.9	x

Intelsat Sub Holdco Pro Forma Data (balance sheet data at period end):
Intelsat Sub Holdco Adjusted EBITDA (4)					$893,117	$891,009
Debt (principal amount) (8)						3,691,700
Net Debt (6)						3,613,678
Cash Interest Expense (7)						240,594
Ratio of Debt to Intelsat Sub Holdco Adjusted EBITDA						4.1	x
Ratio of Net Debt to Intelsat Sub Holdco Adjusted EBITDA						4.1	x
Ratio of Intelsat Sub Holdco Adjusted EBITDA to Cash Interest Expense						3.7	x

Intelsat, Ltd. Pro Forma Data (balance sheet data at period end):
Cash and cash equivalents						$305,949
Satellites and other property and equipment, net						5,027,307
Total assets						12,707,472
Intelsat, Ltd. Debt (principal amount) (9)						11,422,967
Intelsat, Ltd. Net Debt (6)						11,117,018
Intelsat, Ltd. Cash Interest Expense (7)						974,046

(1)	We have combined the 2005 Predecessor Entity and Successor Entity periods into a combined period from January 1, 2005 through December 31, 2005 and a combined period from January 1, 2005 through March 31, 2005 as we believe this combination is more useful to explain our results of operations. This combination is not a U.S. GAAP presentation, has not been audited on a combined basis, and it is provided to enhance the reader’s understanding of our results of operations for the period presented.

(2)	For Consolidated Statement of Operations Data, amounts have been calculated by subtracting the pro forma data for the three months ended March 31, 2005 from the pro forma data for the year ended December 31, 2005 and then adding the pro forma data for the three months ended March 31, 2006. For Consolidated Balance Sheet Data, refer to unaudited condensed consolidated balance sheet as of March 31, 2006. Refer to “Unaudited Pro Forma Condensed Consolidated Financial Information” for this pro forma data.

Capital expenditures represent the sum of the historical amounts for Intelsat, Ltd. and PanAmSat Holdco. Backlog (at period end) represents the sum of the backlog for Intelsat, Ltd. and PanAmSat Holdco as of March 31, 2006 and has been derived from management reports. Number of satellites (at period end) represents the sum of Intelsat, Ltd. satellites and PanAmSat Holdco satellites as of March 31, 2006.

(3)	Impairment of asset value in 2004 relates to the non-cash impairment charge recorded in the fourth quarter of 2004 to write down the value of Prior Intelsat’s IA-7 satellite to its fair value after a partial loss of the satellite. The non-cash impairment charge in the first quarter of 2005 relates to the write-off of Prior Intelsat’s IS-804 satellite following its in-orbit failure during January 2005.

(4)	Intelsat Bermuda Adjusted EBITDA is calculated based on the term Adjusted EBITDA as defined in the indenture governing the New Intelsat Bermuda Notes and Intelsat Sub Holdco Adjusted EBITDA is calculated as defined in the indenture governing the existing Intelsat Sub Holdco senior notes, in each case, with regards to certain covenant ratios such as the unsecured and secured indebtedness leverage ratios, and is used to test the permissibility of certain types of transactions under these indentures. Intelsat Bermuda Adjusted EBITDA and Intelsat Sub Holdco Adjusted EBITDA consist of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the respective indentures. Intelsat Bermuda Adjusted EBITDA and Intelsat Sub Holdco Adjusted EBITDA are presented on a pro forma basis as if the Transactions had occurred as of January 1, 2005.

We believe some investors may use Intelsat Bermuda Adjusted EBITDA and Intelsat Sub Holdco Adjusted EBITDA to evaluate our liquidity and our financial condition. Intelsat Bermuda Adjusted EBITDA and Intelsat Sub Holdco Adjusted EBITDA are not measures of financial performance under U.S. GAAP, and Intelsat Bermuda Adjusted EBITDA and Intelsat Sub Holdco Adjusted EBITDA may not be comparable with similarly titled measures of other companies. You should not consider Intelsat Bermuda Adjusted EBITDA or Intelsat Sub Holdco Adjusted EBITDA as an alternative to operating or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

EBITDA consists of net income (loss) before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and we present our EBITDA to enhance understanding of our operating performance. We use our EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of net loss to EBITDA for Intelsat, Ltd. for the pro forma year ended December 31, 2005 and the pro forma twelve months ended March 31, 2006. We have further reconciled Intelsat, Ltd. EBITDA to Intelsat Bermuda Adjusted EBITDA and then to Intelsat Sub Holdco Adjusted EBITDA for such periods.

	Pro Forma Year Ended December 31, 2005	Pro Forma Twelve Months Ended March 31, 2006
	(dollars in thousands)
Net loss	$(582,694)	$(461,787)
Add (Subtract):
Interest expense	1,037,069	1,027,034
Interest income	(9,703)	(11,772)
Benefit for income taxes	(51,613)	(35,079)
Depreciation and amortization	906,780	916,525

EBITDA (Intelsat, Ltd.)	$1,299,839	$1,434,921

EBITDA (Intelsat, Ltd.)	$1,299,839	$1,434,921
Add (Subtract):
Parent and intercompany expenses, net (a)	23,050	23,187
Acquisition/transaction related expenses (b)	86,150	37,469
Compensation & benefit adjustments (c)	13,598	3,635
Satellite—Impairment charges (d)	69,227	—
Equity investment losses (e)	12,315	16,954
Gain on undesignated interest rates swaps (f)	(6,611)	(19,851)
Horizons-1 JV adjustment (g)	3,763	3,825
Cost savings from PanAmSat Transactions (h)	92,000	92,000
Other non-recurring and unusual items (i)	12,505	17,412

Intelsat Bermuda Adjusted EBITDA	$1,605,836	$1,609,552

Intelsat Bermuda Adjusted EBITDA	$1,605,836	$1,609,552
Less: PanAmSat Holdco Adjusted EBITDA (j)	(712,719)	(718,543)

Intelsat Sub Holdco Adjusted EBITDA	$893,117	$891,009

(a)	Represents expenses incurred by Intelsat, Ltd. for employee salaries and benefits, office operating costs and other expenses.

(b)	Represents expenses incurred in connection with acquisition and transaction activities, consisting of retention bonuses paid to key employees and legal and other professional fees, including the monitoring, advisory and consulting fees paid to the Sponsors and their designated entities pursuant to the monitoring fee agreement. Adjustment also includes expenses incurred by PanAmSat Holdco including payments to PanAmSat Holdco’s prior sponsors, costs associated with PanAmSat Holdco’s initial public offering and other non-capitalizable transaction-related costs.

(c)	Amount reflects Prior Intelsat’s expenses incurred relating to its equity compensation plans, and the non-cash portion of expenses relating to its defined benefit pension plan and other post-retirement benefits.

(d)	Represents the non-cash write off of the net book value of Prior Intelsat’s IS-804 satellite due to its failure in the first quarter 2005. Refer to note 3 above.

(e)	Represents Prior Intelsat’s non-cash losses incurred under the equity method of accounting relating to the investment in WildBlue Communications, Inc.

(f)	Amount represents the gain on undesignated interest rate swap relating to changes in the fair value of the interest rate swap derivatives.

(g)	PanAmSat Opco leases transponder capacity from its Horizons-1 joint venture. PanAmSat Opco also receives quarterly capital distributions equal to its share of Horizons-1 earnings. Historically, the cash paid to Horizons-1 for capacity has been approximately equal to the cash received for earnings distributions and therefore the net cash impact of these transactions has been minimal. The amount recognized as lease expense has been added back for purposes of calculating Adjusted EBITDA.

(h)	Represents estimated annual net cost savings resulting from the PanAmSat Acquisition Transactions. We expect that these cost savings will be implemented and realized in the near to medium term following the consummation of the Transactions. These estimated cost savings primarily relate to the removal of duplicative expenses associated with corporate functions and operating costs including salaries and benefits, insurance costs and other items. We expect one-time expenditures of approximately $180 million in connection with implementing these cost savings.

(i)	Includes Intelsat, Ltd.’s severance expenses related to the repurchase of restricted stock of Intelsat Holdings held by employees. Adjustment also includes expenses incurred by PanAmSat Holdco related to restructuring charges representing severance costs, leasehold termination costs and other facility closure costs, as well as other non-recurring gains and losses incurred by PanAmSat Holdco related to non-cash stock compensation expense, expenses for management advisory services from its prior sponsors, gains and losses on fixed asset disposals and other non-recurring items.

(j)	Represents PanAmSat Holdco Adjusted EBITDA which needs to be excluded in reconciling Intelsat Bermuda Adjusted EBITDA to Intelsat Sub Holdco Adjusted EBITDA. Consistent with the definition of Intelsat Bermuda Adjusted EBITDA and Intelsat Sub Holdco Adjusted EBITDA, PanAmSat Holdco Adjusted EBITDA is presented on a pro forma basis as if the Transactions had occurred as of January 1, 2005.

(5)	Debt (principal amount) for Intelsat Bermuda is calculated as total pro forma debt at March 31, 2006 less the non-cash premium of $19,340 applied to the face value of outstanding debt to be assumed in the PanAmSat Acquisition Transactions resulting from the preliminary application of purchase accounting.

(6)	Represents Debt (principal amount) at March 31, 2006 less pro forma cash and cash equivalents.

(7)	Cash interest expense excludes (i) amortization of debt issuance costs, (ii) amortization of the unamortized discount on certain of Intelsat, Ltd’s senior notes, (iii) accretion of principal related to the existing Intelsat Bermuda discount notes and the PanAmSat Holdco 10 3/8% discount notes, and (iv) the amortization of premium related to the revalued debt assumed in the PanAmSat Acquisition Transaction that results from the preliminary application of purchase accounting.

(8)	Debt (principal amount) for Intelsat Sub Holdco is calculated as total pro forma debt at March 31, 2006. Amount includes $750,000 of guaranteed notes to be issued by Intelsat Bermuda which is to be guaranteed by Intelsat Sub Holdco and certain of its subsidiaries.

(9)	Debt (principal amount) for Intelsat, Ltd. is calculated as total pro forma debt at March 31, 2006 excluding (i) the remaining unamortized discount of $168,389 relating to certain of Intelsat, Ltd.’s senior notes and (ii) the non-cash premium of $19,340 applied to the face value of outstanding debt to be assumed in the PanAmSat Acquisition Transactions resulting from the preliminary application of purchase accounting.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statements of operations for the three month periods ended March 31, 2006 and 2005, respectively and for the year ended December 31, 2005 and the unaudited pro forma condensed consolidated balance sheet as of March 31, 2006, are based on our historical consolidated financial statements and the historical financial statements of PanAmSat Holdco, after giving effect to the Transactions, including the PanAmSat Acquisition Transactions and the Acquisition Transactions, as if they had occurred on January 1, 2005 for purposes of the pro forma condensed consolidated statements of operations and after giving effect to the PanAmSat Acquisition Transactions as if they had occurred on March 31, 2006 for purposes of the pro forma condensed consolidated balance sheet.

As a result of the Acquisition Transactions, our financial results for 2005 were separately presented in our financial statements for the “Predecessor Entity” for the period January 1, 2005 through January 31, 2005 and for the “Successor Entity” for the periods February 1, 2005 through March 31, 2005 and February 1, 2005 through December 31, 2005. We have combined the 2005 Predecessor Entity and Successor Entity periods into a combined period from January 1, 2005 through March 31, 2005 and a combined period from January 1, 2005 through December 31, 2005 in the pro forma financial information below, as we believe this combination is more useful and provides a more accurate comparison. This combination is not a GAAP measure and it is provided to enhance the reader’s understanding of our pro forma results of operations for the period presented.

The Acquisition Transactions were accounted for by Intelsat Holdings, Ltd. under the purchase method of accounting, whereby the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. Independent appraisers were engaged to assist in our preparation of valuation estimates of certain tangible and intangible assets acquired. The purchase accounting adjustments recorded by Intelsat Holdings, Ltd. have been pushed-down to Prior Intelsat in accordance with SEC Staff Accounting Bulletin No. 54, “Push-Down Basis of Accounting in Financial Statements of Subsidiaries”. The purchase price paid by Intelsat Holdings to acquire Prior Intelsat and related purchase accounting adjustments have been “pushed down” and recorded in Prior Intelsat and its subsidiaries’ financial statements. As a result, the purchase price and related costs of the Acquisition Transactions have been allocated based on the estimated fair values of the assets acquired and liabilities assumed.

Pro forma adjustments for the Acquisition Transactions were made to reflect:

•	changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets and amortization expense related to amortizable intangible assets in connection with the Acquisition Transactions,

•	changes in interest expense resulting from fair value adjustments debt assumed in connection with the Acquisition Transactions,

•	interest expense resulting from the issuance of the $2.55 billion acquisition finance notes, $150.0 million term facility and the issuance of the $478.7 million of discount notes in February 2005, and

•	accrual of monitoring fees paid to the Sponsors and their designated entities.

The pro forma information presented, for the PanAmSat purchase price allocation, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed in connection with the PanAmSat Acquisition Transactions. These preliminary estimates are based on available information and certain assumptions we consider reasonable and may be revised as additional information becomes available. These preliminary valuation estimates were derived using the assistance of an independent appraisers and are reflected in the fair values in these unaudited pro forma condensed consolidated financial statements.

The final purchase price allocation for the PanAmSat Acquisition Transactions will be dependent upon the finalization of asset and liability valuations, which may depend in part on prevailing market rates and conditions. A final determination of these fair values will include assistance provided by an independent appraiser. These final valuations will be based on the actual net tangible and intangible assets that existed as of the closing date of the Acquisition Transactions. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a material change to the unaudited pro forma condensed consolidated financial statements, including recording additional goodwill.

Pro forma adjustments for the PanAmSat Acquisition Transactions were made to reflect:

•	acquired tangible assets, identifiable intangible assets and assumed liabilities at their estimated fair values in connection with the PanAmSat Acquisition Transactions,

•	changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets and amortization expense related to amortizable intangible assets in connection with the PanAmSat Acquisition Transactions,

•	adjustment of the accounting for sales-type leases to be acquired to record them as service agreements,

•	reclassifications and adjustments related to sales-type leases to conform with our financial statement presentation,

•	issuance of and interest expense resulting from the debt expected to be assumed and incurred in connection with the PanAmSat Acquisition Transactions,

•	changes in the expected interest rates on term loans which were amended and restated in connection with the PanAmSat Acquisition Transactions,

•	the purchase of PanAmSat Holdco’s $289.5 million 10 3/8% discount notes as outlined in the Tender Offer at a $10.1 million premium and removal of the related interest expense incurred on the 10 3/8% discount notes,

•	other impacts from the PanAmSat Acquisition Transactions, such as elimination of intercompany revenues/expenses, and

•	income tax effects related to the pro forma adjustments.

The pro forma adjustments reflect the terms which we expect to receive in connection with the amendment and restatement of our senior secured credit facilities. The pro forma adjustments may not reflect all adjustments necessary because the terms have not yet been finalized. Depending on the final terms, the changes may be accounted for as a modification or extinguishment. Extinguishment of the existing senior secured credit facilities would result in the write-off of the related deferred financing fees of approximately $11.0 million and a reduction in pro forma interest expense of approximately $0.6 million for each of the quarters ended March 31, 2006 and 2005 and $2.2 million for the year ended December 31, 2005.

The pro forma adjustments may not reflect all adjustments to conform PanAmSat’s accounting for outright transponder sales and sales-type leases to our accounting policies since we do not currently have sufficient information available to determine the effect. Upon obtaining more detailed information, we may have additional pro forma adjustments to conform to our current accounting policies. The impact of such changes could be significant.

PanAmSat Holdco’s results for the year ended December 31, 2005 include approximately $56.0 million of debt extinguishment costs related to the premium paid for the early redemption of a portion of its 9% senior notes, and associated debt issuance costs written-off related to the early redemption and other voluntary term loan prepayments. No pro forma adjustments have been made for these non-recurring costs. PanAmSat Holdco currently pays a periodic dividend and as of March 31, 2006, dividends payable of $52.3 million were recorded on PanAmSat Holdco’s balance sheet.

The information presented herein does not give effect to the Post-closing Transactions. The unaudited pro forma condensed consolidated financial information should be read in conjunction with our historical consolidated financial statements and our notes and the historical consolidated financial statements of PanAmSat Holdco and the associated notes. Such financial statements are available publicly on the website of the U.S. Securities and Exchange Commission (www.sec.gov). The unaudited pro forma condensed consolidated financial information is being furnished solely for informational purposes and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had these transactions been completed as of the dates and for the periods presented, nor is it necessarily indicative of future results.

Intelsat, Ltd.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the three months ended March 31, 2006

(in thousands)

	Historical		PanAmSat Acquisition Transactions Adjustments		Intelsat, Ltd. Total Pro Forma
	Intelsat, Ltd.	PanAmSat Holdco
Revenue	$280,446	$213,229	$4,439	(1)(2)	$498,114

Operating expenses:
Direct costs of revenue	55,111	33,211	(1,062	)(2)	87,260
Selling, general and administrative	39,814	25,114	2,091	(3)	67,019
Depreciation and amortization	154,604	69,758	10,027	(4)	234,389
Gain on undesignated interest rate swap	—	(13,240)	—		(13,240)

Total operating expenses	249,529	114,843	11,056		375,428

Operating income (loss)	30,917	98,386	(6,617)		122,686
Interest expense	109,473	60,557	82,895	(5)(14)	252,925
Interest income	3,352	—	—		3,352
Other income (expense), net	(5,411)	—	—		(5,411)

Income (loss) before income taxes	(80,615)	37,829	(89,512)		(132,298)
Provision (benefit) for income taxes	9,495	10,045	(16,307	)(6)	3,233

Net Income (loss)	$(90,110)	$27,784	$(73,205)		$(135,531)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Intelsat, Ltd.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the three months ended March 31, 2005

(in thousands)

	Combined Historical	Pro Forma Adjustments		Pro Forma Acquisition Transactions (Excluding PanAmSat Acquisition Transactions)	Historical	PanAmSat Acquisition Transaction Adjustments		Intelsat, Ltd. Total Pro Forma
	Intelsat				PanAmSat Holdco
Revenue	$293,174	$—		$293,174	$208,808	$5,475	(1)(2)	$507,457

Operating expenses:
Direct costs of revenue	70,776	—		70,776	34,947	(1,058	)(2)	104,665
Cost of outright sales and sales-type leases	—	—		—	(2,853)	2,853	(1)	—
Selling, general and administrative	81,924	1,088	(3)	83,012	29,198	1,571	(3)	113,781
Depreciation and amortization	135,137	8,591	(7)	143,728	69,765	11,151	(4)	224,644
Impairment of assets	69,227	—		69,227	—	—		69,227
Loss on termination of sales-type lease	—	—		—	2,307	(2,307	)(1)	—
Restructuring costs	263	—		263	3,349	—		3,612

Total operating expenses	357,327	9,679		367,006	136,713	12,210		515,929

Operating income (loss)	(64,153)	(9,679)		(73,832)	72,095	(6,735)		(8,472)
Interest expense	81,205	21,976	(8)	103,181	75,526	84,253	(5)(14)	262,960
Interest income	1,283	—		1,283	—	—		1,283
Other income (expense), net	410	—		410	—	—		410

Income (loss) before income taxes	(143,665)	(31,655)		(175,320)	(3,431)	(90,988)		(269,739)
Provision (benefit) for income taxes	7,986	—		7,986	(4,532)	(16,755	)(6)	(13,301)

Net Income (loss)	$(151,651)	$(31,655)		$(183,306)	$1,101	$(74,233)		$(256,438)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Intelsat, Ltd.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2005

(in thousands)

	Combined Historical			Pro Forma Acquisition Transactions (Excluding PanAmSat Acquisition Transactions)	Historical	PanAmSat Acquisition Transaction Adjustments		Intelsat, Ltd. Total Pro Forma
	Intelsat	Pro Forma Adjustments			PanAmSat Holdco
Revenue	$1,171,483	$—		$1,171,483	$861,003	$21,888	(1)(2)	$2,054,374

Operating expenses:
Direct costs of revenue	243,547	—		243,547	143,870	(4,599	)(2)	382,818
Cost of outright sales and sales-type leases	—	—		—	(4,303)	4,303	(1)	—
Selling, general and administrative	194,601	1,088	(3)	195,689	93,028	7,880	(3)	296,597
Depreciation and amortization	573,513	8,591	(7)	582,104	276,925	47,751	(4)	906,780
Impairment of assets	69,227	—		69,227	—	—		69,227
Loss on termination of sales-type lease	—	—		—	2,307	(2,307	)(1)	—
Restructuring costs	263	—		263	4,294	—		4,557
Gain on undesignated interest rate swap	—	—		—	(6,611)	—		(6,611)

Total operating expenses	1,081,151	9,679		1,090,830	509,510	53,028		1,653,368

Operating income (loss)	90,332	(9,679)		80,653	351,493	(31,140)		401,006
Interest expense	390,200	21,976	(8)	412,176	289,189	335,704	(5)(14)	1,037,069
Interest income	9,703	—		9,703	—	—		9,703
Other income (expense), net	(7,947)	—		(7,947)	—	—		(7,947)

Income (loss) before income taxes	(298,112)	(31,655)		(329,767)	62,304	(366,844)		(634,307)
Provision (benefit) for income taxes	27,172	—		27,172	(10,425)	(68,360	)(6)	(51,613)

Net Income (loss)	$(325,284)	$(31,655)		$(356,939)	$72,729	$(298,484)		$(582,694)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Intelsat, Ltd.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2006

(in thousands)

	Historical			Pro Forma Adjustments		Intelsat, Ltd. Pro Forma Combined
	Intelsat	PanAmSat Holdco	Combined Company	Acquisition
ASSETS
Current assets:
Cash and cash equivalents	$359,005	$152,165	$511,170	$(205,221	)(9)	$305,949
Receivables, net of allowance	195,255	76,341	271,596	—		271,596
Net investment in sales-type leases	—	9,959	9,959	(9,959	)(1)	—
Prepaid expenses and other current assets	—	13,720	13,720	40,214	(16)	53,934
Deferred income taxes	10,752	16,711	27,463	(15,703	)(17)	11,760

Total current assets	565,012	268,896	833,908	(190,669)		643,239

Satellites and other property and equipment, net	3,209,445	1,950,862	5,160,307	(133,000	)(10)	5,027,307
Net investment in sales-type leases	—	64,785	64,785	(64,785	)(1)	—
Amortizable intangible assets, net	483,912	—	483,912	450,000	(11)	933,912
Non-amortizable intangible assets	560,000	—	560,000	1,120,000	(11)	1,680,000
Goodwill	111,388	2,244,131	2,355,519	1,511,832	(12)	3,867,351
Other assets	232,356	341,398	573,754	(18,091	)(13)(16)	555,663

Total assets	$5,162,113	$4,870,072	$10,032,185	$2,675,287		$12,707,472

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$16,039	$16,600	$32,639	$—		$32,639
Accounts payable and accrued liabilities	295,906	137,187	433,093	52,677	(16)	485,770
Deferred satellite performance incentives	7,852	12,638	20,490	—		20,490
Deferred revenue	23,017	34,012	57,029	(15,200	)(10)	41,829
Dividends payable	—	52,257	52,257	—		52,257

Total current liabilities	342,814	252,694	595,508	37,477		632,985

Long-term debt, net of current portion	4,795,689	3,200,775	7,996,464	3,244,815	(5)(14)	11,241,279
Deferred satellite performance incentives, net of current portion	34,945	—	34,945	107,873	(15)	142,818
Deferred revenue, net of current portion	143,686	—	143,686	—		143,686
Accrued retirement benefits	108,492	—	108,492	—		108,492
Other long-term liabilities	27,029	389,376	416,405	328,052	(6)(15)	744,457

Total liabilities	5,452,655	3,842,845	9,295,500	3,718,217		13,013,717

Shareholders’ equity:
Common Stock	12	1,226	1,238	(1,226	)(17)	12
Contributed capital	14,937	1,007,648	1,022,585	(1,007,648	)(17)	14,937
Retained earnings (accumulated deficit)	(305,668)	21,340	(284,328)	(37,043	)(17)	(321,371)
Accumulated other comprehensive (loss) income:	177	431	608	(431	)(17)	177
Other stockholders’ equity (deficit)	—	(3,418)	(3,418)	3,418	(17)	—

Total shareholders’ equity (deficit)	(290,542)	1,027,227	736,685	(1,042,930)		(306,245)

Total liabilities and shareholders’ equity (deficit)	$5,162,113	$4,870,072	$10,032,185	$2,675,287		$12,707,472

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Intelsat, Ltd.

Notes to Unaudited Pro Forma Condensed Consolidated

Financial Information

(dollars in thousands)

(1)	Reflects adjustments of $5,501 and $6,533 for the three months ended March 31, 2006 and 2005, respectively, and $26,487 for the year ended December 31, 2005, to conform to our current accounting policies the treatment of sales-type leases (and the related revenues and costs) to be acquired in the PanAmSat Acquisition Transactions to record them as service agreements following the application of purchase accounting.

(2)	Reflects elimination of revenue and direct cost of revenue for intercompany purchases of satellite capacity of $1,062 and $1,058 for the three month periods ended March 31, 2006 and 2005, respectively, and $4,599 for the year ended December 31, 2005.

(3)	Reflects adjustments for the annual monitoring fee to be paid by Intelsat Bermuda and/or PanAmSat Holdco to the Sponsors and their designated entities and is calculated as the greater of $6,250 or 1.25% of pro forma PanAmSat Opco Adjusted EBITDA. The pro forma adjustment for the PanAmSat Acquisition Transactions is $2,091 and $1,571 for the three months ended March 31, 2006 and 2005, and $7,880 for the year ended December 31, 2005. This adjustment is net of any monitoring fees paid to previous sponsors.

The adjustment for the Acquisition Transactions is $1,088 for the three months ended March 31, 2005 and also for the year ended December 31, 2005.

(4)	Reflects adjustment to depreciation and amortization using the straight-line method resulting from estimated fair value adjustments to the satellites, other property and equipment and amortizable intangible assets as a result of the PanAmSat Acquisition Transactions. Useful lives of assets have been adjusted to be consistent with Intelsat’s depreciation policies. Also included is the reduction of amortization related to capitalized customer incentive program costs which were assigned no value in purchase accounting. The reduction in amortization related to these assets is $898 and $590 for the three months ended March 31, 2006 and 2005, respectively, and $2,922 for the year ended December 31, 2005.

(5)	Reflects incremental interest expense and issuance of acquisition debt totalling $3,515,000, to be issued in connection with the PanAmSat Acquisition Transactions, bearing interest at an assumed weighted average interest rate of 10.48%. Additionally, the expected interest rates on the amended and restated term loans at both Intelsat and PanAmSat would result in additional interest expense of $2,818 and $3,129 for the three month periods ending March 31, 2006 and 2005, respectively and $11,604 for the year ended December 31, 2005. The interest expense adjustment assumes amortization of debt issuance costs of $3,493 for each of the three months ended March 31, 2006 and 2005, and $13,971 for the year ended December 31, 2005. The incremental interest expense is net of additional interest capitalized of $3,219 and $3,455 for the three month periods ended March 31, 2006 and 2005, respectively, and $12,226 for the year ended December 31, 2005. Also included in the interest expense is amortization of premium related to the revalued debt assumed in the PanAmSat Acquisition Transactions (see note 14). Pro forma amortization for each of the three months ended March 31, 2006 and 2005 is $836 and for the year ended December 31, 2005 is $3,343. For each 0.25% increase or decrease in the assumed rate with respect to the senior secured facilities of each of Intelsat Sub Holdco and PanAmSat Opco, our annual interest expense would increase or decrease by $5,852.

(6)

Reflects the estimated tax effect of the pro forma adjustments on the historical results of Intelsat and the recognition of a net deferred tax liability resulting from the preliminary purchase price allocations. As PanAmSat Holdco is a U.S. based corporation, we have utilized an estimated combined federal and state statutory tax rate of 38.5% to both compute the deferred tax assets and liabilities and to record the estimated tax expense or benefit of the PanAmSat Acquisition Transactions. The purchase price allocation may change upon our receipt of more detailed information and the finalization of the purchase price allocation for the PanAmSat Acquisition Transactions, which would change the estimated tax effect and deferred tax liability associated with the preliminary purchase price allocation. We have utilized an estimated combined federal and state statutory tax rate of 38.5% to compute pro forma tax provisions at U.S.-based Intelsat entities. Because certain Intelsat, Ltd’s entities are Bermuda-based, no pro forma tax provision has been recorded related to debt held by these entities.

(7)	Reflects adjustment to depreciation and amortization of $8,591 for the three months ending March 31, 2005 and for the year ended December 31, 2005, resulting from estimated fair value adjustments to the satellites, other property and equipment and amortizable intangible assets as a result of the Acquisition Transactions.

(8)	Reflects incremental interest expense of $16,492 for the period prior to the Acquisition Transaction, related to the acquisition finance notes in the aggregate principal amount of $2,550,000 bearing interest at an interest rate of 7.97%, the average rate in effect at date of issuance and a $150,000 term loan facility bearing interest at 4.66%. The adjustment includes amortization of debt issuance costs using the effective interest method and is net of additional pro forma interest capitalized of $580 for the three months ended March 31, 2005 and for the year ended December 31, 2005. Additional interest expense of $2,938 from amortization of the net discount applied to the face value of Intelsat, Ltd.’s outstanding long-term debt as a result of the application of purchase accounting in connection with the Acquisition Transactions and incremental interest expense of $2,546 related to the issuance of the discount notes in an aggregate principal amount of $478,700 at maturity in February 2005 are also included in the pro forma adjustment.

(9)	Reflects the net effect to cash (i) from the issuance of the New Intelsat Bermuda Notes and the New PanAmSat Notes and a borrowing under a new senior unsecured credit facility totalling approximately $3,515,000, net of estimated debt issuance costs of approximately $135,000, (ii) the use of cash in the PanAmSat Acquisition Transactions of $3,285,588 and (iii) the purchase of PanAmSat Holdco debt of $289,525 at a premium of $10,108.

(10)	Reflects adjustments to record the assets acquired and liabilities assumed at their estimated fair values. The assets and liabilities’ estimated values have been based on a preliminary purchase price of $3,285,588 calculated as follows:

Cash paid	$3,173,588
Transaction costs	112,000

Total cost of acquisition	$3,285,588

Allocation of the purchase price was performed using information currently available. The purchase price allocation may change materially upon our receipt of more detailed information and upon closing. The preliminary purchase price allocation is as follows:

Fair Value of Net Assets Acquired
Current assets acquired	$289,043
Satellites and other property and equipment	1,817,862
Other noncurrent assets	188,307
Intangible assets	1,570,000
Goodwill	3,755,963
Assumed debt	(3,236,715)
Current liabilities less current portion of debt	(273,571)
Deferred tax liability	(507,814)
Other non-current liabilities	(317,487)

$3,285,588

(11)	Reflects adjustments to record the identifiable intangible assets valued as part of the PanAmSat Acquisition Transactions at their estimated fair values. The identifiable intangible assets and estimated values have been based on a preliminary purchase price allocation performed based on management’s best estimate. The purchase price allocation and identified intangible assets may change upon our receipt of more detailed information and finalization of the purchase price allocation for the PanAmSat Acquisition Transactions, and such changes as may be significant. These identifiable intangible assets consist of the following:

	Estimated Fair Value	Estimated Useful Lives
Amortizable
Backlog	$266,000	5.1 years
Customer relationships	184,000	11.6 years

Total	$450,000

Non-amortizable
Orbital slots	$1,120,000	Indefinite

(12)	Reflects the recognition of goodwill resulting from the preliminary allocation of pro forma purchase price calculated as the difference between tangible and intangible net assets acquired and the purchase price.

(13)	Reflects net adjustments to other assets resulting from $135,000 debt issuance costs incurred in connection with the acquisition debt related to the Acquisition Transactions, reductions of $92,936 for deferred financing costs and $24,800 for customer incentive programs of PanAmSat Holdco not assigned values as part of our purchase price allocation. Also included is a write-up of $3,600 related to the value of the interest rate swap, recognition of a deferred tax asset related to the premium paid for the PanAmSat Holdco Tender Offer of $3,892 and a reclass of orbital slots to conform to Intelsat, Ltd.’s presentation of $2,633.

(14)	Reflects a net premium of $19,340 applied to the face value of outstanding debt to be assumed in the PanAmSat Acquisition Transactions. The estimated values have been based on a preliminary purchase price allocation performed based on information currently available. The purchase price allocation and premium on the assumed debt may change upon our receipt of more detailed information, the finalization of the purchase price allocation for the Acquisition Transactions, or if all or any portion of the existing debt of PanAmSat Holdco is required to be refinanced. The premium is being amortized over the expected remaining useful life of the debt.

(15)	Reflects a balance sheet reclassification of $107,873 to conform to Intelsat, Ltd’s financial statement presentation.

(16)	Reflects a reclassification of $40,214 from long-term assets to current assets and $52,677 from long-term liabilities to current liabilities as of March 31, 2006 to conform to Intelsat Ltd.’s current accounting policies for income tax reserves.

(17)	Reflects (i) elimination of PanAmSat Holdco’s historical equity accounts at acquisition and (ii) an adjustment to equity of $15,703 to reflect a reduction of PanAmSat Holdco’s deferred tax assets resulting from usage of net operating losses to offset taxable income recognized in the G2 Merger.

Pro Forma Contractual Obligations and Commercial Commitments

The following table sets forth our contractual obligations and capital and certain other commitments on a pro forma basis after giving effect to the Transactions as if they had occurred as of March 31, 2006:

	Payments Due By Year
Pro Forma Contractual Obligations (1)(4)	2006	2007	2008	2009	2010	2011 and beyond	Total
	(in thousands)
Intelsat Sub Holdco:
Floating Rate Senior Notes due 2012 Payment	$—	$—	$—	$—	$—	$1,000,000	$1,000,000
8 1/4% Senior Notes Due 2013 Payment	—	—	—	—	—	875,000	875,000
8 5/8% Senior Notes Due 2015 Payment	—	—	—	—	—	675,000	675,000

Intelsat Sub Holdco Notes	$—	$—	$—	$—	$—	$2,550,000	$2,550,000
Term loan repayment	875	3,448	3,448	3,448	3,448	330,958	345,625
Credit facility fees	1,066	1,350	1,280	1,210	1,141	88	6,135

Senior secured credit facilities	$1,941	$4,798	$4,728	$4,658	$4,589	$331,046	$351,760
Capital Leases	6,900	9,200	9,200	1,516	—	—	26,816
Lockheed Martin corporation note	—	5,000	5,000	5,000	5,000	—	20,000

Capital Leases and Lockheed Martin Corporation Note	$6,900	$14,200	$14,200	$6,516	$5,000	$—	$46,816
Capital commitments (2)	50,962	40,198	71,703	45,469	5,372	22,156	235,860
Operating leases	12,287	5,810	3,673	2,592	1,852	18,127	44,341

Total Intelsat Sub Holdco contractual obligations	$72,090	$65,006	$94,304	$59,235	$16,813	$2,921,329	$3,228,777

Intermediate Holdco:
9 1/4% Senior Discount Notes Due 2015						478,700	478,700

Total Intermediate Holdco contractual obligations	$—	$—	$—	$—	$—	$478,700	$478,700

	Payments Due By Year
Pro Forma Contractual Obligations (1)(4)	2006	2007	2008	2009	2010	2011 and beyond	Total
	(in thousands)

Intelsat Bermuda:

New Intelsat Bermuda Notes
Senior Notes Due 2013	—	—	—	—	—	260,000	260,000
Senior Notes Due 2016	—	—	—	—	—	1,330,000	1,330,000
Senior Notes Due 2016	—	—	—	—	—	750,000	750,000
New senior unsecured credit facility	—	—	—	—	—	600,000	600,000

Total Intelsat Bermuda contractual obligations	$—	$—	$—	$—	$—	$2,940,000	$2,940,000

Intelsat, Ltd. (3):
6 1/2% Senior Notes Due 2013	—	—	—	—	—	700,000	700,000
7 5/8% Senior Notes due 2012	—	—	—	—	—	600,000	600,000
5 1/4% Senior Notes due 2008	—	—	400,000	—	—	—	400,000

Total Intelsat, Ltd. contractual obligations	$—	$—	$400,000	$—	$—	$1,300,000	$1,700,000

Total Intelsat contractual obligations (4)	$72,090	$65,006	$494,304	$59,235	$16,813	$7,640,029	$8,347,477

PanAmSat Total Debt (5)(6):
Senior Secured Credit Facility	4,150	51,984	60,881	87,575	87,575	1,707,145	1,999,310
9% Senior Notes Due 2014	—	—	—	—	—	656,500	656,500
New PanAmSat Opco notes	—	—	—	—	—	575,000	575,000
Other notes (7)	—	—	150,000	—	—	126,190	276,190

Total PanAmSat Debt	$4,150	$51,984	$210,881	$87,575	$87,575	$3,064,835	$3,507,000
Satellite Construction and Launch Contracts (8)	72,437	83,980	32,091	1,727	1,873	33,897	226,005
Satellite Incentive Obligations	9,761	13,361	13,301	12,828	10,050	48,572	107,873
Horizons Contributions Obligation	—	—	13,206	12,770	12,289	43,446	81,711
Europe*Star Purchase Price Obligation	20,150	—	—	—	—	—	20,150
Operating Leases	3,989	4,806	4,635	4,299	4,346	3,895	25,970
Customer and Vendor Contracts (7)	38,079	53,490	72,738	9,488	8,648	21,881	204,324

Total PanAmSat contractual obligations	$148,566	$207,621	$346,852	$128,687	$124,781	$3,216,526	$4,173,033

Total contractual obligations	$220,656	$272,627	$841,156	$187,922	$141,594	$10,856,555	$12,520,510

(1)	Reflects principal only (unless expressly stated otherwise) for all obligations except for capital leases for which principal and interest are included.

(2)	Includes contractual commitments for satellites and deferred satellite performance incentives.

(3)	The amounts shown for Intelsat, Ltd. do not reflect Intelsat, Ltd.’s obligations as a co-obligor on the discount notes.

(4)	Obligations related to Prior Intelsat’s pension and post-retirement medical benefit obligations are excluded from the table. Refer to Note 14 to Prior Intelsat’s consolidated financial statements for discussion of our obligations.

(5)	Assumes that 100% of holders tender their 10 3/8% discount notes in the currently outstanding Tender Offer. As of the date hereof, we have received tenders for approximately 99.65% of these notes. Any notes not tendered by holders in the Tender Offer will remain outstanding obligations of PanAmSat Holdco.

(6)	Excludes the Intelsat Bermuda Intercompany Loan extended to PanAmSat Holdco in an amount equal to approximately $1,282.5 million, the proceeds of which will be used to fund the amount necessary to consummate the Tender Offer and fund a portion of the purchase of the PanAmSat acquisition. $250 million of the $1,282.5 million Intelsat Bermuda Intercompany Loan will be non-cash pay and will accrete to approximately $718 million aggregate principal amount at June 15, 2016.

(7)	Consists of $150.0 million of 6 3/8% senior notes due 2008, $1.2 million of 8 1/2% senior notes due 2012 and $125.0 million of 6 7/8% senior debentures due 2028.

(8)	Substantially all of the capital expenditures related to the PAS-11 satellite will be funded by one of our customers. Funds received from the customer through March 31, 2006 are included within customer and vendor commitments and will be repaid over a three year period beginning in the second half of 2006.

Use of Proceeds

The expected estimated sources and uses of the funds for the Transactions based on PanAmSat Holdco’s shares and options outstanding and cash as of March 31, 2006 are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including differences from our estimate of fees and expenses, differences between the cash balance at March 31, 2006 and at the closing of the Transactions and any changes made to the sources of the contemplated debt financings.

Sources		Uses
(dollars in millions)
Rollover PanAmSat debt (1)	$2,927.9	Purchase price (4)	$3,174.0
New PanAmSat Opco notes (2)	575.0	Rollover PanAmSat debt	2,927.9
New Intelsat Bermuda notes		Purchase of 10 3/8% discount notes (5)	300.0
Guaranteed Notes	750.0	Estimated fees and expenses (6)	250.0
Non-Guaranteed Notes	1,590.0

Total Intelsat Bermuda notes	2,340.0
Intelsat Bermuda senior unsecured credit facility	600.0
Cash on hand (3)	209.0

Total sources	$6,651.9	Total uses	$6,651.9

(1)	Refers to existing PamAmSat Opco bond and bank debt.

(2)	Upon closing of the Transactions, PanAmSat Opco will issue $575.0 million senior notes due 2016. PanAmSat Opco’s senior notes due 2016 will have the benefit of senior unsecured guarantees from certain of PanAmSat Opco’s existing and future domestic subsidiaries.

(3)	The cash on hand presented includes an estimated $145.0 million to be provided by Prior Intelsat and an estimated $64.0 million to be provided by PanAmSat Opco.

(4)	The holders of outstanding shares of PanAmSat Holdco’s common stock will receive $25.00 in cash per share in connection with the Transactions. Assumes 122.6 million shares outstanding as of March 31, 2006, plus net option value of $105.6 million which is calculated based on 5.1 million options outstanding with an average exercise price of $4.17 per share, plus net deferred stock unit value of $3.5 million calculated based upon deferred stock units outstanding as of March 31, 2006, which represent the notional right to receive approximately 0.2 million shares of PanAmSat Holdco common stock. The net deferred stock unit value excludes $1.5 million of deferred compensation balances which were invested in the deferred stock units by the employees. As of May 31, 2006, these balances are unchanged. The aggregate purchase price presented does not give effect to any dividends that may be payable to PanAmSat Holdco stockholders at closing pursuant to the Merger Agreement.

(5)	Assumes that 100% of holders tender their 10 3/8% discount notes in the currently outstanding Tender Offer. The actual amount expected to be paid for the 10 3/8% discount notes at closing based on the current accreted value and a 100% tender is $307.5 million. As of the date hereof, PanAmSat Holdco has received tenders for approximately 99.65% of these notes.

(6)	Reflects our estimate of fees and expenses associated with the Transactions, including placement and other financing fees, advisory fees, transaction fees paid to the Sponsors and their designated entities, and other transaction costs and professional fees.

Backlog

As of March 31, 2006, on a combined basis for Prior Intelsat and PanAmSat, our backlog would have been approximately $8.3 billion. Backlog is our expected actual future revenue under our customer contracts. As of March 31, 2006, the weighted average remaining duration of our backlog was approximately 4.59 years and the weighted average remaining customer contract life was 8.2 years. We currently expect to deliver services associated with $1,665 million, or approximately 20%, of our March 31, 2006 backlog during the twelve months ending March 31, 2007. Backlog includes both non-cancellable contracts and contracts that are cancellable. The amount included in backlog represents the full service charge for the duration of the contract and does not include termination fees. As of March 31, 2006, 98% of our total backlog relates to contracts that either are non-cancellable or have substantial termination fees. Our expected future revenue under contracts with customers as of March 31, 2006 was as follows (in millions):

Period
2006	$1,299
2007	1,352
2008	1,109
2009	863
2010 and thereafter	3,631

Total	$8,254

Our combined backlog by service type as of March 31, 2006 was as follows (in millions, except percentages):

Prior Intelsat:
Lease	$2,613	32%
Channel	947	11
Managed solutions	239	3

Subtotal	$3,799	46%

PanAmSat	4,455	54%

Total	$8,254	100%

Our combined backlog by region as of March 31, 2006 was as follows:

Region
North America	45%
Latin America & Caribbean	21%
Europe	13%
Asia Pacific	7%
Africa & Middle East	14%

Total	100%

Note: Regional designation for backlog is based on customer billing addresses.

In the last three years, the revenue that we expected to generate from our backlog at the beginning of each year represented on average 85% of that year’s actual revenue. In addition, our revenue from channel applications is highly predictable and benefits from primarily non-cancelable contracts. Based on our backlog at March 31, 2006, we expect to recognize $165 million in channel applications revenue over the twelve months ended March 31, 2007.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this disclosure statement constitute forward-looking statements that do not directly or exclusively relate to historical facts. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements.

When used herein, the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements. The forward-looking statements made herein reflect our intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results or developments to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. Known risks include, among others, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Additional risks and uncertainties include the risk factors and other cautionary statements discussed in Intelsat’s filings with the U.S. Securities and Exchange Commission.

In connection with Intelsat Bermuda’s acquisition of PanAmSat Holdco, factors that may cause results or developments to differ materially from the forward-looking statements made in this disclosure statement include, but are not limited to:

•	our substantial level of indebtedness following consummation of the PanAmSat Acquisition Transactions;

•	certain covenants in our debt agreements following consummation of the PanAmSat Acquisition Transactions;

•	the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on the notes offered hereby;

•	a change in the health of, or a catastrophic loss during the in-orbit operations of, one or more of, the PanAmSat satellites to be acquired or our existing satellites;

•	the failure to successfully integrate or to obtain expected synergies from the acquisition of PanAmSat Holdco on the expected timetable or at all; and;

•	the failure to achieve the strategic objectives envisioned for the acquisition of PanAmSat Holdco.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, level of activity, performance or achievements. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements herein and to view all forward-looking statements made herein with caution. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.